Exhibit 99.1

Direct Digital Holdings Announces Completion of Redemption of Outstanding Warrants

Houston, October 31, 2023 /PRNewswire/ -- Direct Digital Holdings, Inc. (Nasdaq: DRCT) (“Direct Digital Holdings” or the “Company”), a leading advertising and marketing technology platform operating through its companies Colossus Media, LLC (“Colossus SSP”), Huddled Masses LLC (“Huddled Masses”) and Orange142, LLC (“Orange142”), today announced that it completed the redemption of its outstanding warrants (the “Warrants”) to purchase shares of the Company’s Class A Common Stock, par value $0.0001 per share (the “Common Stock”) that remained outstanding following 5:00 p.m. New York City Time on October 30, 2023 (the “Redemption Date”), for a cash redemption price of $0.35 per Warrant. A notice of redemption was distributed on October 23, 2023 to the registered holders of outstanding Warrants announcing the redemption pursuant to the terms of the Warrant Agency Agreement, dated as of February 15, 2022, by and between the Company and Equiniti Trust Company, LLC (formerly known as American Stock Transfer and Trust Company, LLC), governing the Warrants. The redemption follows the expiration and closing of the Company’s offer to each holder of outstanding Warrants to purchase any and all outstanding Warrants for $1.20 in cash per Warrant, without interest.

The Warrants were listed for trading on the Nasdaq Capital Market (“Nasdaq”) under the symbol “DRCTW.” In connection with the redemption, the Warrants ceased trading on Nasdaq and were delisted, with the trading halt announced after close of market on October 30, 2023. The Common Stock continues to trade on Nasdaq under the symbol “DRCT.”

About Direct Digital Holdings

Direct Digital Holdings (Nasdaq: DRCT), owner of operating companies Colossus SSP, Huddled Masses, and Orange 142, brings state-of-the-art sell- and buy-side advertising platforms together under one umbrella company. Direct Digital Holdings' sell-side platform, Colossus SSP, offers advertisers of all sizes extensive reach within general market and multicultural media properties. The Company's subsidiaries Huddled Masses and Orange142 deliver significant ROI for middle market advertisers by providing data-optimized programmatic solutions at scale for businesses in sectors that range from energy to healthcare to travel to financial services. Direct Digital Holdings' sell- and buy-side solutions manage on average over 136,000 clients monthly, generating approximately 250 billion impressions per month across display, CTV, in-app and other media channels.

Contacts:

Investors:

Brett Milotte, ICR

Brett.Milotte@icrinc.com